[LETTERHEAD OF MATERION CORPORATION]
Exhibit 5
May 4, 2011
Board of Directors
Materion Corporation
6070 Parkland Boulevard
Mayfield Heights, Ohio 44124
Re: Materion Corporation Savings and Investment Plan (As Amended and Restated as of January 1, 2009)
Gentlemen:
          I have acted as counsel for Materion Corporation, an Ohio corporation (the “Company”), in connection with the Registrant’s Materion Corporation Savings and Investment Plan (As Amended and Restated as of January 1, 2009) (the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, and subject to further limitations, qualifications and assumptions set forth herein, I am of the opinion that the 3,000,000 Common Shares, without par value, of the Company (the “Common Shares”) when issued and delivered pursuant to the terms of the Plan and forms of applicable award agreements thereunder, will be validly issued, fully paid and nonassessable.
          The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction. In addition, I have assumed that the resolutions, authorizing the Company to issue or deliver and sell the Common Shares pursuant to the Plan and the applicable award agreements and the applicable award agreements, will be in full force and effect at all times at which the Common Shares are issued or delivered and sold by the Registrant, and the Registrant will take no action inconsistent with such resolutions.
          In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
          I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Common Shares under the Securities Act of 1933 (the “Securities Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Gregory R. Chemnitz
Gregory R. Chemnitz
Vice President & General Counsel